UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 26, 2011

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.  Non-Reliance on Previously Issued Financial Statements.

On April 26, 2011, the board of directors of Fortune Industries, Inc. (the “Company”), after discussion with our independent registered public accounting firm, concluded that the previously-issued financial statements contained in the Company’s Quarterly Report on Form 10-Q for the periods ending March 31, 2010, September 30, 2010 and December 31, 2010 and the Annual Report on Form 10-K for the year ended June 30, 2010 should no longer be relied upon because of an error in those financial statements, and that the Company would restate the financial statements contained in these reports to make the necessary accounting corrections and adjustments.

In the course of a routine SEC review of the Company’s prior periodic filings, the SEC issued a comment letter alerting the Company to possible incorrect applications of certain accounting principles.

The need to restate the Company’s financial statements is primarily due to the incorrect application of generally accepted accounting principles related to the classification of a $250,000 forgiveness of debt previously classified as income instead of an additional paid-in capital contribution.  As a result, the Company has elected to restate its Form 10-Q for the nine-month period ended March 31, 2010 and Form 10-K for the year ended June 30, 2010 for the reclassification of the previously recorded $250,000 debt forgiveness gain, to an increase to stockholders’ equity as additional paid-in capital.  In addition, the Company plans to restate its September 30, 2010 Form 10-Q and its December 31, 2010 Form 10-Q to increase its additional paid-in capital by $250,000 and increase its accumulated deficit by $250,000 as a result of the change from the preceding period.  The restatement has a $0 effect on total consolidated assets, liabilities and stockholders’ equity for all periods to be restated.  This error resulted from a breakdown in the Company’s internal control system as sufficient controls were not in place to prevent the misstatement.  However, the Company believes the error is an isolated event with no pervasive impact on its overall internal control environment.

The Company expects to file the relevant amended Form 10-K and Forms 10-Q reports with the SEC on or before May 13, 2011.

Item 9.01.  Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: April 28, 2011	By:	/s/ Tena Mayberry
Tena Mayberry
Chief Executive Officer